UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.__)

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

BAYLAKE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BAYLAKE CORP.

217 North Fourth Avenue

Sturgeon Bay, Wisconsin 54235

(920) 743-5551

April 23, 2013

Dear Baylake Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Baylake Corp., to be held at 7:00 p.m. on Monday, June 3, 2013 at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin.

The matters to be acted upon at the meeting are described in detail in the Notice of Annual Meeting and Proxy Statement, which are enclosed. These matters include the election of five Class III directors, consideration of an advisory, non-binding proposal with respect to executive compensation, consideration of an advisory, non-binding proposal with respect to the frequency that shareholders will vote on executive compensation, the ratification of Baylake Corp.’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and any other matters which may properly come before the meeting.

Please complete and return the accompanying proxy promptly in the enclosed envelope to assure that your shares are represented, whether or not you plan to attend the annual meeting in person. Instructions on how to complete and return your proxy are included. If you do attend the meeting, you may still vote your shares in person at the annual meeting, even if you have already submitted your proxy to us.

If you have any questions or require assistance, please contact Teresa A. Rosengarten at either (920) 743-5551 or (800) 267-3610.

Sincerely,

/s/ Robert W. Agnew

/s/ Richard A. Braun

Robert W. Agnew

Richard A. Braun

Co-Chairman of the Board

Co-Chairman of the Board

Baylake Corp.

Baylake Corp.

BAYLAKE CORP.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 3, 2013

April 23, 2013

To Shareholders of Baylake Corp.:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Baylake Corp. (“Baylake”), a Wisconsin corporation and registered bank holding company, will be held at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin on  Monday, June 3, 2013 at 7:00 p.m., for the purpose of considering and voting upon the following matters:

1.

The election of five Class III directors to serve on Baylake’s Board of Directors until the 2016 annual meeting or until their successors are elected and qualified;

2.

To approve the advisory, non-binding proposal with respect to the executive compensation as described in the proxy statement;

3.

To approve the advisory, non-binding proposal with respect to the frequency that shareholders will vote on Baylake’s executive compensation;

4.

The ratification of Baker Tilly Virchow Krause, LLP as Baylake Corp.’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.

Such other business as may properly be brought before the meeting or any adjournment thereof.

The Baylake Board of Directors has fixed the close of business on March 28, 2013 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting, and only holders of record of common stock at the close of business on the record date will be entitled to notice of and to vote at the annual meeting and all adjournments thereof.

WE URGE YOU TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY AT http://www.rtcoproxy.com/bylk OR BY TELEPHONE AT (877) 826-3705  SO THAT YOUR SHARES CAN BE REPRESENTED IN ACCORDANCE WITH YOUR WISHES. RETURN THE ENCLOSED PROXY PROMPTLY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

Important notice regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 3, 2013:  The 2012 Annual Report on Form 10-K and proxy statement of Baylake Corp. are available at www.baylake.com/proxy.htm.

By order of the Board of Directors

/s/ Teresa A. Rosengarten

Teresa A. Rosengarten

Secretary, Baylake Corp.

April 23, 2013

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

of

BAYLAKE CORP.

To Be Held on June 3, 2013

General

This proxy statement is furnished to the shareholders of Baylake Corp. (“Baylake”) in connection with the solicitation of proxies on behalf of Baylake’s Board of Directors to be voted at the Annual Meeting of Shareholders to be held at 7:00 p.m. on Monday, June 3, 2013 at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin, and at any adjournment or postponement thereof.  Proxies are solicited to give all shareholders of record at the close of business on March 28, 2013 an opportunity to vote on matters that come before the annual meeting.  This proxy statement and the enclosed proxy form are first being mailed to shareholders on or about April 23, 2013.

At the annual meeting Baylake shareholders will be asked to elect five Class III directors to serve a three-year term on Baylake Corp.’s Board of Directors. In addition, shareholders will be asked to consider an advisory, non-binding proposal with respect to the executive compensation as described in the proxy statement, an advisory, non-binding proposal with respect to the frequency that shareholders will vote on Baylake’s executive compensation and ratify the appointment of Baker Tilly Virchow Krause, LLP as Baylake’s independent registered public accountants for the fiscal year ending December 31, 2013.  Baylake does not know of any matters other than those described in the Notice of Annual Meeting and this proxy statement that are to come before the annual meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Baylake’s common stock entitled to vote shall constitute a quorum for all matters to be considered at the annual meeting.  Abstentions and withholding of votes as to any proposal will not be counted as votes cast in favor of or against the proposals.  In addition, shares held in street name which have been designated by brokers on proxy forms as not voted as to any proposal (so-called broker non-votes) will not be counted as votes cast with respect to the proposals.  Proxies marked as abstentions, withhold or as broker non-votes, however, will be treated as shares present for purposes of determining the presence or absence of a quorum.  The Inspector of Election appointed by the Board of Directors will determine the shares represented at the annual meeting and the validity of proxies and ballots, and will count all votes and ballots.

Voting

Baylake’s common stock is the only class of voting security of Baylake.  As of March 28, 2013, the record date for the annual meeting, 7,955,834 shares of Baylake common stock were issued and outstanding.  Each share of Baylake common stock outstanding on the record date is entitled to one vote with respect to each matter properly brought before the annual meeting.

The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, Baylake’s Articles of Incorporation and Bylaws and other requirements applicable to the matters to be voted upon at the annual meeting.  All shares of Baylake’s common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked in the manner described below, will be voted in accordance with the instructions made on the proxy form.  If no instructions are indicated, properly executed proxies will be voted FOR the election of the five director nominees named herein, FOR the advisory, non-binding resolution with respect to the executive compensation as described in the proxy statement, FOR a vote every year for the frequency of holding the vote on executive compensation, and FOR the ratification of Baker Tilly Virchow Krause, LLP as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2013.  If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee selected by the Board of Directors.  In addition, if any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy form will have the discretion to vote on such matters in accordance with their best judgment.

Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting.  The five nominees receiving the most votes will be elected as directors of Baylake to serve the terms indicated in this proxy statement.

In voting on the non-binding resolution with respect to our executive compensation, the affirmative vote of a majority of the Baylake common stock represented in person or by proxy at the meeting and entitled to vote on the proposal is required to approve the proposal.  While this vote is required by law, it will neither be binding on Baylake or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on Baylake or the Board of Directors.

In voting on the advisory, non-binding resolution with respect to the frequency that shareholders will vote on Baylake’s executive compensation, a shareholder may select that shareholders: (i) consider the proposal every “1 YEAR”; (ii) consider the proposal every “2 YEARS”; (iii) consider the proposal every “3 YEARS”; or (iv) “ABSTAIN” from voting on the proposal.  Generally, approval of any matter presented to the shareholders requires the affirmative vote of a majority of the Baylake common stock represented in person or by proxy at the meeting and entitled to vote on the proposal.  However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by Baylake’s shareholders.  Even though this vote will neither be binding on Baylake or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, Baylake or the Board of Directors, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency that advisory votes on executive compensation will be included in Baylake’s proxy statements.

The ratification of Baker Tilly Virchow Krause, LLP as Baylake’s independent registered public accounting firm must be approved by a majority of the Baylake common stock represented in person or by proxy at the meeting and entitled to vote on the proposal.

Approval of any other matters to properly come before the meeting will also be decided by the affirmative vote of a majority of the Baylake common stock represented in person or by proxy at the meeting and entitled to vote.

If a broker or bank holds shares in street name and the beneficial owner does not provide the broker or bank with specific voting instructions, the broker or bank generally has discretion to vote on routine matters, but does not have discretion to vote on non-routine matters.  When a broker or bank does not vote on a proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner, the missing votes are referred to as “broker non-votes.”  Proposals number 1, 2 and 3 will be considered non-routine proposals for which your broker or bank may not exercise voting discretion if it does not receive voting instructions from you.  Therefore, we urge you to give voting instructions to your broker on those proposals if you hold your shares in street name.  Proposal number 4 is considered a routine proposal and, therefore, your broker or bank may discretionarily vote your shares in connection with that proposal.  Abstentions and broker non-votes, if applicable, will be included in determining whether a quorum is present, but will not be counted as votes “for” or “against” Proposals 1, 2, 3 or 4.

Revocability of Proxies and Proxy Information

Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted at the annual meeting by (i) giving written notice of revocation (bearing a date later than the proxy) to the Secretary of Baylake, (ii) giving oral notice to the presiding officer during the annual meeting that the shareholder intends to vote in person, or (iii) submitting a later dated proxy.  Attendance by a shareholder at the annual meeting will not in and of itself constitute revocation of a proxy.  Any written notice revoking a proxy should be delivered to Teresa A. Rosengarten, Secretary, Baylake Corp., 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235.

The expense of preparing, printing and mailing this proxy statement and the solicitation of proxies at the annual meeting will be borne by Baylake.  Baylake expects to solicit proxies primarily by mail.  Proxies may also be solicited personally and by telephone, facsimile transmission and e-mail by certain officers and regular employees of Baylake, but they will receive no compensation for such services other than their regular compensation.  Baylake also reserves the right to retain a proxy solicitor to solicit proxies, in which case Baylake will pay the solicitor’s fees and expenses.  Baylake will reimburse brokers and others who are record holders of common stock for the reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Unless otherwise directed, proxies will be voted FOR the election of each of the five director nominees.  If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee to be designated by the Board of Directors.

Following is information regarding the nominees as of March 28, 2013, as furnished by them.  Except as otherwise indicated, each of the directors has been employed in such director’s current occupation for at least five years.  All of the directors of Baylake also serve as directors of Baylake Bank, Baylake’s principal operating subsidiary.

Name	Age	Business Experience During Last Five Years	Director Since

		Class III Nominees (Terms expire in 2016)

Roger G. Ferris	70	Retired, insurance industry. The Board of Directors benefits from the substantial senior management experience and financial expertise that Mr. Ferris obtained as President of Aon Risk Services of Wisconsin. He is an experienced director of Baylake and is a valuable member of the Executive Committee, Director Loan Committee, Director Wealth Services Committee and Nominating Committee, providing him with important insight into the business of Baylake and the markets in which it competes.	1998

Thomas L. Herlache	70

Retired, previously Chairman of Baylake and Baylake Bank; previously Chief Executive Officer of Baylake and Chief Executive Officer and Trust Officer of Baylake Bank; currently Director and Chairman of Federal Home Loan Bank of Chicago; board member of Ministry Door County Medical Center.

Mr. Herlache’s extensive experience with Baylake, including his former role as its President and Chief Executive Officer, has given him an in-depth knowledge of all aspects of Baylake’s business and the banking industry. His membership on the Executive Committee, Director Loan Committee, Audit and Risk Committee, Personnel and Compensation Committee and Nominating Committee provide him with a deep understanding of the business of Baylake and provides continuity to the Board as a whole.  Mr. Herlache has been designated as an Audit Committee Financial Expert.

			1977

Louis J. (Rick) Jeanquart	62	Chairman of the Board of Just In Time Corporation; President of Jeanquart Associates. The Board of Directors benefits from Mr. Jeanquart’s experience in the business and manufacturing communities and from his understanding of Baylake’s markets. In addition, Mr. Jeanquart adds to the Board his significant experience as a business owner and manager and serves on the Director Loan Committee, Executive Committee and Nominating Committee.	2010

Dean J. Nolden	44	Vice President of Finance and Treasurer of The Manitowoc Company, Inc.; previously, Vice President and Assistant Treasurer of The Manitowoc Company, Inc.; also, previously Corporate Controller of the Manitowoc Company, Inc. The Board of Directors benefits from Mr. Nolden’s business experience and extensive financial expertise. His background gives him valuable insight into the business of Baylake and the markets in which it competes. In addition, Mr. Nolden serves on the Audit and Risk committee and has been designated as an Audit Committee Financial Expert.	2012

Paul J. Sturm	61	Attorney of counsel with the law firm of Omholt & Forsythe, S.C. (Attorney at Law). Mr. Sturm brings to the Board of Directors substantial experience in the legal and business communities, and this experience has provided him with significant and valuable business and financial expertise. He is an experienced director of Baylake and is a valuable member of the Director Loan Committee, Personnel and Compensation Committee, and Director Wealth Services Committee, providing him with important insight into the business of Baylake and the markets in which it competes. CONTINUING DIRECTORS	1998

		Class I Directors (Terms expire in 2014)

Robert W. Agnew	70	Co-Chairman of the Board of Baylake Corp. and Baylake Bank; President of Tipperary Partners, LLC. The Board of Directors benefits from Mr. Agnew’s substantial senior management and business operation experience. In addition to this experience, Mr. Agnew is a Co-chair of the Board and a valued member of the Executive Committee, Director Loan Committee, Audit and Risk Committee and Nominating Committee, providing him with important insight into the business of Baylake and the markets in which it competes.	2001

Dee Geurts-Bengtson	60	Director of Community Relations of St. Norbert College since 2010; previously, Director of the St. Norbert Fund; also previously, Executive of Special Events, Green Bay Packers. Ms. Geurts-Bengtson’s background in management and her active role in the Green Bay community make her a valuable member of the Board. Her role as a member of the Director Wealth Services Committee adds to her understanding of Baylake and the markets in which it competes. Ms. Geurts-Bengtson also serves on the Personnel and Compensation Committee.	2003

Joseph J. Morgan	70	Consultant for Mary Morgan Printing and Mailing, a Coakley Tec Company, since 2006; previously, President of Mary Morgan Printing and Mailing, a Gannett Company. The Board of Directors benefits from the substantial senior management experience Mr. Morgan obtained as President of Mary Morgan Printing and Mailing. He is an experienced director of Baylake and is a valuable member of the Personnel and Compensation Committee and the Director Wealth Services Committee, providing him with important insight into the business of Baylake and the markets in which it competes.	1995

Elyse Mollner Stackhouse	47	Associate General Counsel for Integrys Business Support, LLC, a subsidiary of Integrys Energy Group, Inc. The Board of Directors benefits from Ms. Stackhouse’s experience in the business and legal communities and from her experience in human resources. Her understanding of the markets in which Baylake competes and her active role in the community offer valuable insight into the business of Baylake. In addition, Ms. Stackhouse serves on the Personnel and Compensation Committee and the Audit and Risk Committee.	2010
		Class II Directors (Terms expire in 2015)

Richard A. Braun	69

Co-Chairman of the Board of Baylake Corp. and Baylake Bank; Retired Executive Vice President of Baylake.

Mr. Braun’s extensive experience with the banking business, including his former roles as Board Chair and Chief Executive Officer of Kewaunee County Banc-Shares, Inc. and State Bank of Kewaunee have given him an in-depth knowledge of all aspects of the banking industry. His role as Board Co-chair and membership on the Executive Committee, Director Loan Committee, Audit and Risk Committee and Nominating Committee provide him with a deep understanding of the business of Baylake and provides continuity to the Board as a whole.

			1994

Robert J. Cera	51

President and Chief Executive Officer of Baylake since 2007; President and Chief Operating Officer of Baylake from 2006 to 2007; Chief Executive Officer of Baylake Bank since 2007; previously Market President – Chicago Region of Associated Bank following the acquisition of State Financial Services by Associated Banc-Corp in 2005. Prior to that, Mr. Cera served as President and Director of State Financial Bank and State Financial Services Corporation.

Mr. Cera’s experience in the highest leadership positions in Baylake, including his service as a director and his extensive background and financial expertise make him a critical member of the Board of Directors.

			2006

Terrence R. Fulwiler	62

Board member of the WS Packaging Group of Companies; Chairman of the Board of Bellin Health Systems of Green Bay; board member of the Green Bay Packers; board member of Innovata LLC of Atlanta, GA; board member of EMT International of Green Bay; board member of Northeast Wisconsin Technical College Foundation; Member of the Bellin College Board of Trustees; board member of East Shore Industries; board member of the Greater Green Bay Community Foundation.

Because of Mr. Fulwiler’s senior management experience and background as a business owner and corporate board member, he provides significant benefits to the Board and brings an understanding of the markets in which Baylake competes.  In addition, Mr. Fulwiler serves on the Audit and Risk Committee and the Director Wealth Services Committee.

			2010

William C. Parsons	76	President of Palmer Johnson Enterprises (off-highway transmission remanufacture and repair). Mr. Parsons brings a considerable amount of senior management experience to his position as a member of the Board. In addition to this experience, he is a valued member of the Executive Committee, Audit and Risk Committee, Personnel and Compensation Committee and Nominating Committee, providing him with important insight into the business of Baylake and the markets in which it competes. Mr. Parsons has been designated as an Audit Committee Financial Expert.	1979

Directors’ Fees and Benefits

Directors of Baylake or Baylake Bank, with the exception of Mr. Cera, receive $600 for each general board meeting attended plus an $800 monthly retainer.  In addition, members of the Director Loan Committee receive $400 for each committee meeting attended and members of the remaining committees receive $300 for each committee meeting attended.  Additionally, Messrs. Agnew and Braun receive an annual stipend for their roles as co-chairmen of Baylake’s Board of Directors in the amount of $10,000 each, paid in equal monthly installments.  Mr. Cera, as an executive officer of Baylake, does not receive any fees for his participation on the board of directors.

Each of the Directors of Baylake is also eligible to participate in a deferred compensation program with Baylake.  Currently, Baylake has a deferred compensation agreement with William Parsons, the only director who has elected to participate in the program.  Under these agreements, participating directors may elect to defer a portion of their annual directors’ fees until retirement, termination, death or disability, at which time the deferred amount, including any income or gains thereon, are payable in a lump sum or in annual installments.  Interest is credited to the accounts at a rate equal to the rate of return received by Baylake on the insurance policies used to partially offset the cost of the plan.  At death, all sums held in the account of a participating director are payable to designated beneficiaries.  Although Baylake maintains insurance policies to support payments under these agreements, participating directors have no interest in such policies or any benefits accruing under such policies.

The following table sets forth information regarding the fees paid to Baylake’s non-employee directors during 2012:

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value on Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert W. Agnew	$44,000	$—	$440(1)	$44,440
Richard A. Braun	45,250	—	77,242(2)	122,492
Roger G. Ferris	32,550	—	326(1)	32,876
Terrence R. Fulwiler	17,700	—	177(1)	17,877
Dee Geurts-Bengtson	21,300	—	213(1)	21,513
Thomas L. Herlache	33,900	—	87,500(3)	121,400
Louis J. “Rick” Jeanquart	26,700	—	267(1)	26,967
Elyse Mollner Stackhouse	20,400	—	—	20,400
Joseph J. Morgan	21,600	—	216(1)	21,816
Dean J. Nolden(4)	9,900	—	—	9,900
William C. Parsons	26,100	—	261(1)	26,361
Paul J. Sturm	30,000	—	—	30,000

(1)

Consists of a 10% match pursuant to the Baylake Corp. Stock Purchase Plan.

(2)

Consists of payments pursuant to two Salary Continuation Agreements dated 1984 and 1985, which were implemented to provide executive nonqualified retirement benefits while Mr. Braun served as the CEO of State Bank of Kewaunee prior to its acquisition by Baylake. Includes payments for consulting services provided by Mr. Braun to Baylake Bank.

(3)

Consists of payments pursuant to two Salary Continuation Agreements, dated 1988 and 1999, which were implemented to provide executive nonqualified retirement benefits while serving as the Bank’s CEO.

(4)

Mr. Nolden was appointed as a director on June 19, 2012.

The Board of Directors recommends a vote FOR the election of each of the individuals nominated to serve as a director.

CORPORATE GOVERNANCE MATTERS

Independence and Meetings

The Board of Directors has affirmatively determined that all of Baylake’s directors (other than Mr. Cera) are qualified as “independent” as described under NASDAQ Rule 4200.  Mr. Cera is not independent due to his employment as President and Chief Executive Officer of Baylake and Baylake Bank.

The Board of Directors held 13 meetings during 2012.  Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees on which such director served during 2012, with the exception of Mr. Fulwiler who attended 61.5%.  While no formal policy is currently in place, it is Baylake’s preference that its directors should attend the Annual Meeting of Shareholders if possible.  All of the directors attended the 2012 Annual Meeting of Shareholders.

Board Committees

Members of Baylake’s Board of Directors have been appointed to serve on various committees.  The Boards of Directors of Baylake and Baylake Bank currently have six standing committees: (1) the Executive Committee; (2) the Director Loan Committee; (3) the Audit and Risk Committee; (4) the Personnel and Compensation Committee; (5) the Director Wealth Services Committee; and (6) the Nominating Committee.  Each of Baylake’s standing committees has a charter which is available on Baylake’s website, at www.baylake.com.

Executive Committee.  The Executive Committee reviews the financial, administrative and regulatory activities of Baylake and Baylake Bank.  This committee is authorized by the Board of Directors to act on its behalf on any matter permitted by law. This committee generally meets on an as-needed basis throughout the year.  Eight meetings were held during 2012.  The current members of the Executive Committee are Messrs. Agnew, Braun, Cera, Ferris, Herlache, Jeanquart and Parsons.  Mr. Braun currently serves as the Chairman of the Committee.

Director Loan Committee.  The Director Loan Committee reviews certain loan transactions of Baylake Bank.  This committee met on a bi-weekly basis and held 22 meetings during 2012.  The current members of the Director Loan Committee are Messrs. Agnew, Braun, Cera, Ferris, Herlache, Jeanquart and Sturm.  Mr. Braun currently serves as the Chairman of the Committee.

Audit and Risk Committee.  The Audit and Risk Committee reviews the financial and legal matters of Baylake.  The Committee is responsible for supervising Baylake’s accounting, reporting and financial control practices.  Generally, this committee reviews the quality and integrity of Baylake’s financial information and reporting functions, the adequacy and effectiveness of Baylake’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent registered public accountants.  The independent registered public accountants are responsible for auditing Baylake’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  The current members of the Audit and Risk Committee are Messrs. Agnew, Braun, Fulwiler, Herlache, Nolden, Parsons and Ms. Stackhouse.  In addition to being “independent” directors as described under NASDAQ Rule 4200, as currently in effect, all members of the Audit and Risk Committee satisfy the heightened independence standards under the Securities and Exchange Commission (“SEC”) rules, as currently in effect.  The Board of Directors has determined that Mr. Parsons, Mr. Herlache and Mr. Nolden are “audit committee financial experts” as that term is defined in SEC rules.  This committee held 10 meetings during 2012.  Mr. Parsons serves as Chairman of the Committee.

Personnel and Compensation Committee.  The Personnel and Compensation Committee reviews the personnel policies and annual compensation levels of Baylake.  The Personnel and Compensation Committee also advises and assists management in formulating policies regarding compensation and in preparing its Compensation Discussion and Analysis included elsewhere in this Proxy Statement, and submits its Compensation Committee Report, which is also included herein.  This committee held seven meetings during 2012.  The Committee currently comprises six directors who are “independent” as defined in NASDAQ Rule 4200 (Messrs. Morgan, Parsons, Sturm, Herlache, Ms. Geurts-Bengtson and Ms. Stackhouse), as well as Mr. Cera (President and Chief Executive Officer of

Baylake and Baylake Bank).  In addition, a representative from the Human Resources Department of Baylake Bank meets regularly with the Committee.  Mr. Parsons currently serves as Chairman of the Committee.

Director Wealth Services Committee.  The Director Wealth Services Committee reviews the function and administration of the trust and financial services departments of Baylake Bank and Baylake’s non-bank subsidiaries.  This committee meets on a bi-monthly basis and held six meetings during 2012.  The current members of this committee are Messrs. Ferris, Fulwiler, Morgan, Sturm and Ms. Geurts-Bengtson.  Mr. Sturm currently serves as Chairman of the Committee.

Nominating Committee.  The Nominating Committee meets to review candidates for membership on the Baylake and Baylake Bank Boards of Directors and recommends individuals for nomination to the Boards.  The Nominating Committee also prepares and periodically reviews with the entire Board of Directors a list of general criteria for Board nominees.  It is also the responsibility of this committee to recommend a successor to the Chief Executive Officer when that position becomes or is expected to become vacant.  The Nominating Committee held three meetings during 2012.  The current members of the Nominating Committee are Messrs. Agnew, Braun, Ferris, Jeanquart, Parsons, Herlache and Cera, each of whom, except Mr. Cera, are qualified as “independent” as described under NASDAQ Rule 4200.  Mr. Agnew currently serves as Chairman of the Nominating Committee.

Board Leadership Structure and Role in Risk Oversight

Baylake is committed to a strong, independent Board and believes that objective oversight of the performance of its management is a critical aspect of effective governance.  Accordingly, the roles of Chairman of the Board and Chief Executive Officer are held by different individuals.  Baylake’s Co-Chairmen are independent directors and have the following duties:

•

Chair and preside at Board meetings;

•

Coordinate with Baylake’s CEO in establishing the agendas and topic items for Board meetings;

•

Advise on the quality, quantity and timeliness of the flow of information from management to the Board;

•

Act as principal liaisons between management and the Board on sensitive issues;

•

Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and

•

Provide an important communication link between the Board and shareholders, as appropriate.

Baylake’s Board of Directors, together with the various Board committees, coordinate with each other to provide enterprise-wide oversight of its management and handling of risk.  These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about Baylake’s management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, market, fiduciary and reputational risks.  Baylake’s Board also monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the attention of the Board and the adequacy of management’s response.

Director Nomination Procedures

The Baylake Board of Directors Nominating Committee will consider nominations for directors submitted by shareholders in accordance with Baylake’s Bylaws.  Pursuant to Baylake’s Bylaws, notice of shareholder nominations for directors must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Baylake not less than fourteen (14) days nor more than seventy (70) days prior to the annual meeting in order to be considered .  Each notice of nomination must contain the name and address, the principal occupation or employment and number of shares of Baylake common stock beneficially owned by each nominee.  The Nominating Committee shall determine whether nominations were made in accordance with the Bylaws and, if not, any defective nomination will be disregarded.

The Board of Directors considers various factors to be important when evaluating potential members of the Board, regardless of whether the candidate is proposed by the Nominating Committee or by a shareholder, including the individual’s integrity, general business background and experience, experience in the banking industry and his or her ability to serve on the Board of Directors.  The Board does not attempt to assign any relative weights to the factors but considers them as a whole.

Although Baylake has no formal policy on Board diversity, the Board believes that a diverse board of directors is desirable to expand its collective knowledge and expertise relating to Baylake’s business, as well as to evaluate management and positively influence its performance.  Accordingly, in carrying out its responsibilities for locating, recruiting and nominating candidates for election to the Board, Baylake takes into account a number of factors and considerations, including diversity.  Such considerations of diversity include geographic regions, professional or business experience, gender, race, national origin, specialized education or work experience and viewpoints.

If any shareholder wishes to recommend a potential nominee for consideration by the Board, that nominee’s name and related information should be sent to the Board in care of Teresa A. Rosengarten, Secretary, Baylake Corp., 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235.  While the Nominating Committee does not have any formal procedures for consideration of such recommendations, shareholder nominees are analyzed by the Nominating Committee in the same manner as nominees that are identified by the committee.

Compensation Committee Interlocks and Insider Participation

The following members of the Personnel and Compensation Committee have served as an officer or employee of Baylake or any of its subsidiaries: Mr. Herlache, who formerly served as Baylake’s and Baylake Bank’s Chairman and Mr. Cera, who currently serves as Baylake’s and Baylake Bank’s President and Chief Executive Officer.

Code of Ethics

Baylake has made its Code of Ethics available on its website at www.baylake.com.  Changes to the Code of Ethics and any written waivers from the Code of Ethics that may be granted to any director or executive officer will also be posted on that website.

Communications With Board of Directors

Although Baylake has not to date developed formal processes by which shareholders may communicate directly to directors, it believes that the informal process in which any communication sent to the Board in care of the Secretary is forwarded to the Board, has historically served the Board’s and its shareholders’ needs.  The Board of Directors periodically considers whether changes to this procedure are appropriate.  However, unless and until a new means of communication is promulgated, communications to the Board should be sent in care of Teresa A. Rosengarten, Secretary, Baylake Corp., 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235.  Ms. Rosengarten will pass along all such communications (except for complaints of a personal nature that are not relevant to Baylake or Baylake Bank as a whole).

EXECUTIVE OFFICERS

All executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified.  As of the date hereof, no executive officer set forth below is related to any director or other executive officer of Baylake or Baylake Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of Baylake and any other person pursuant to which such person was elected an executive officer.  Set forth below is information as of March 31, 2013 with respect to the principal occupations during the last five years for the executive officers of Baylake and Baylake Bank who do not serve as directors of Baylake.

Name and Age	Position
Susan F. Anschutz, 49	Senior Vice President – Marketing of Baylake Bank. Ms. Anschutz joined Baylake Bank in 1992.
Michael J. Gilson, 65

Market President – Lakeshore Region of Baylake Bank since 2007.  Prior to his current position, Mr. Gilson was Executive Vice President – Business Services/Lending Division of Baylake Bank. Mr. Gilson joined Baylake Bank in 1971.

Sharon A. Haines, 65	Senior Vice President – Human Resources of Baylake Bank. Ms. Haines joined Baylake Bank in 1989.
Daniel M. Hanson, 56	Senior Vice President – Operations/IT of Baylake Bank. Mr. Hanson joined Baylake Bank in 1980.
John A. Hauser, 54

Senior Vice President – Asset Management/Trust.   Mr. Hauser originally joined Baylake Bank in 1984 and left the bank to join an investment advisory firm as a financial advisor in February 2008.  Prior to leaving Baylake Bank, Mr. Hauser was Senior Vice President of Administration.  In August 2009 Mr. Hauser returned to Baylake Bank and assumed the position of SVP and Treasurer of Baylake Bank.  In August of 2012 he was appointed SVP - Asset Management and Trust.

Kevin L. LaLuzerne, 51

Treasurer and Chief Financial Officer of Baylake since 2007, Senior Vice President – Finance of Baylake Bank since April 2006 and Chief Financial Officer of Baylake Bank since December 2006.  Prior to his current position, Mr. LaLuzerne held various positions with Baylake Bank since he joined the bank in 1980.

Kenneth R. Lammersfeld, 47

Senior Vice President of Retail/Brokerage/Training and Development of Baylake Bank.  Mr. Lammersfeld joined Baylake Bank in June 2008 as bank-wide Training and Sales Development Manager.  Prior to joining Baylake Bank, Mr. Lammersfeld was Consumer Banking Sales Coordinator at Associated Bank. Prior to that he served as Vice President - District Manager at Associated Bank.

David J. Miller, 49	Chief Credit Officer of Baylake Bank since 2007. Prior to 2007, Mr. Miller was Vice President – Agricultural/Commercial Loan Officer of Baylake Bank. Mr. Miller joined Baylake Bank in 1987.
Paul J. Northway, 44

Market President – Bay/Central Region of Baylake Bank.  Mr. Northway joined the bank in 2007 as Market President – Bay Region. Prior to joining Baylake Bank, Mr. Northway managed a commercial banking division of Associated Bank.

Teresa A. Rosengarten, 52

Secretary of Baylake since January 2008 and Executive Vice President of Baylake Bank since joining the bank in December 2007. Prior to joining Baylake Bank, Ms. Rosengarten was Executive Vice President – Consumer Banking at Associated Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 2, 2013, the number of shares of common stock beneficially owned by (i) each director, nominee for director and named executive officer of Baylake, (ii) all directors and executive officers of Baylake as a group, and (iii) each person known to or believed by Baylake to be the beneficial owner of more than 5% of the outstanding shares of Baylake common stock. Except as otherwise indicated and as set forth in footnote (1) below, persons listed have sole voting and investment power over shares beneficially owned. Indicated options are all exercisable within 60 days of April 2, 2013.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned		Percent of Class (2)

Directors:
Robert W. Agnew	85,894	(3)	1.08%
Dee Geurts-Bengtson	2,788		*
Richard A. Braun	140,000	(4)	1.76%
Robert J. Cera	77,558	(5)	1.03%
Roger G. Ferris	69,474	(3)	*
Terrence R. Fulwiler	36,019	(6)	*
Thomas L. Herlache	123,487	(7)	1.55%
Louis J. “Rick” Jeanquart	318,158	(8)	3.99%
Joseph J. Morgan	23,437		*
Dean J. Nolden	--		*
William C. Parsons	174,641	(9)	2.19%
Elyse Mollner Stackhouse	16,090		*
Paul J. Sturm	92,363	(10)	1.16%

Non-director Named Executive Officers:

Teresa A. Rosengarten	25,432	(11)	*
Kevin LaLuzerne	28,924	(12)	*
All directors and executive officers as a group (24 persons)	1,373,224	(13)	17.24%

5 Percent Beneficial Owner:
None

* Less than one percent.

(1)

For all listed persons, the number includes shares held by, jointly with, or in trust for the benefit of, the person’s spouse and dependent children.  Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2)

Options to purchase shares of Baylake common stock held by directors and executive officers that would be exercisable within 60 days after April 2, 2013 (“currently exercisable”) are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by each such person and for all directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(3)

Includes 40,000 shares represented by convertible debentures.

(4)

Includes 30,000 shares represented by convertible debentures.

(5)

Includes 25,000 shares represented by convertible debentures and options to purchase 8,919 shares.

(6)

Includes 20,000 shares represented by convertible debentures.

(7)

Includes 10,000 shares represented by convertible debentures.

(8)

Includes 3,000 shares held by JIT Corp, of which Mr. Jeanquart, as Chairman of the Board, has pecuniary interest and 80,000 shares represented by convertible debentures.

(9)

Includes 30,000 shares represented by convertible debentures and 45,186 shares held in a trust of which Mr. Parsons’ wife is a beneficiary and for which Mr. Parsons serves as trustee.

(10)

Includes 20,000 shares represented by convertible debentures and 17,462 shares owned by adult children of Mr. Sturm for whom he serves as agent under a power of attorney.

(11)

Includes 10,000 shares represented by convertible debentures and options to purchase 5,694 shares.

(12)

Includes 10,000 shares represented by convertible debentures and options to purchase 5,124 shares.

(13)

Includes 360,000 shares represented by convertible debentures and options to purchase 54,735 shares.

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee of the Board of Directors of Baylake oversees Baylake’s compensation program on behalf of the Board.  In fulfilling its oversight responsibilities, the Personnel and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussion referred to above, the Personnel and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Baylake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Baylake’s proxy statement in connection with Baylake’s 2013 Annual Meeting of Shareholders, to be filed with the Securities and Exchange Commission.

This report is submitted on behalf of the current members of the Personnel and Compensation Committee:

Robert J. Cera

Dee Geurts-Bengtson
Thomas L. Herlache
Joseph J. Morgan
William C. Parsons, Chairman

Elyse Mollner Stackhouse
Paul J. Sturm

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, describes Baylake’s 2012 executive compensation program. This CD&A is intended to be read in conjunction with the tables beginning on page 21 below, which provide detailed compensation information for our named executive officers, or NEOs. For 2012, our NEOs are:

Name	Title
Robert J. Cera	President and Chief Executive Officer
Teresa A. Rosengarten	Secretary and Executive Vice President
Kevin L. LaLuzerne	Chief Financial Officer

Executive Summary

2012 Financial Highlights. 2012 was a year of continued improvement in Baylake’s performance, as illustrated by the following key results:

•

Baylake’s stock price increased from $4.20 per share at December 31, 2011 to $7.60 per share at December 31, 2012, an increase of 81%.

•

Shareholders received dividends of $0.08 per share in 2012, the first dividend payouts since January 2008.

•

Baylake’s net income increased 69%, from $4.5 million to $7.6 million.

•

Non-performing assets decreased from $31.7 million to $24.9 million.

•

Non-performing loans decreased from $19.6 million to $14.4 million.

Key Executive Compensation Actions. The Personnel and Compensation Committee (“Compensation Committee”) took the following key actions in 2012, which are explained in greater detail throughout this CD&A.

•

Salaries: Base salaries for Mr. Cera and Ms. Rosengarten increased 2.7% and 2.9% over 2011 levels. Mr. LaLuzerne’s base salary was increased a total of 24.2% over its 2011 level in a two-step salary increase process, with the intention of bringing Mr. LaLuzerne’s salary closer to the competitive range of salaries paid to CFOs within Baylake’s peer group.

•

Annual Incentive Awards: Annual incentives were awarded in 2013 in recognition of Baylake’s corporate performance in 2012, as well as Baylake’s NEOs’ contributions to its success in 2012. On February 19, 2013, the Board of Directors approved awards that ranged from 28% of salary for Ms. Rosengarten and Mr. LaLuzerne to 40% of salary for Mr. Cera.

•

Long-Term Incentive Compensation: Baylake granted stock options and restricted stock units to each of its NEOs in 2012. Equity was awarded in recognition of Baylake’s performance, as well as the need to retain its executives and align their interests with the interest of shareholders. The 2012 equity awards were identical to the 2011 awards in terms of the number of restricted stock units and stock options granted. However, the grant date fair value of those awards differed from the 2011 awards due in part to the increase in Baylake’s stock price.

Pay for Performance Analysis. The Compensation Committee believes that Baylake’s policies support a pay-for-performance culture, where executives are rewarded for their contributions to Baylake’s corporate success as well as the success of Baylake’s shareholders.  The following charts illustrate the change in CEO total compensation from 2010 to 2012, as well as Baylake’s total shareholder return compared to the median of its peer group over that same period.

Compensation Philosophy, Objectives and Policies

Baylake’s executive compensation policies are intended to attract, retain, and motivate top quality management.  It achieved this through a balance of short-term and long-term compensation as well as fixed and at-risk compensation.  As part of the at-risk portion of its compensation program, Baylake sought to provide incentives to individuals commensurate with Baylake’s growth and earnings as well as the attainment of certain goals that it believes are drivers of its long-term shareholder value.  The Compensation Committee is responsible for reviewing Baylake’s compensation policies and programs and making recommendations to the Board in accordance with the general compensation philosophy of Baylake, which is to offer employees fair and competitive compensation based on each employee’s individual contribution, experience and performance as well as Baylake’s overall growth and performance. While the Compensation Committee may take into account the recommendations of certain executives, the Human Resources Department and various consultants, it does not delegate any of its duties.

Baylake’s compensation philosophy is to target base salaries for NEOs in the range of the 50th to 60th percentiles of the market for fully acclimated officers. Baylake also strives to provide meaningful incentives through pay-for-performance programs that result in compensation between the 50th and 75th percentiles for expected performance and at the 75th percentile or higher when maximum results are achieved.  The Compensation Committee and Baylake’s Board of Directors believe that attracting, retaining, and motivating top quality management is critical to the long-term success of Baylake.

Administration and Process

Overview. In making its executive compensation recommendations for 2012, the Compensation Committee considered various factors, including (i) the financial performance of Baylake as a whole on both a short-term and long-term basis (including net income, increase in deposits and loans, return on average shareholder equity, and return on average assets); (ii) with respect to each individual executive officer, the financial performance of those areas of Baylake and Baylake Bank, if any, for which such executive is responsible, including whether such areas achieved their specific goals for the year; (iii) an evaluation of the executive’s overall job performance; (iv) the compensation levels of executive officers in similar positions with similar companies; and (v) other information (such as cost of living increases) and subjective factors which the Compensation Committee deems appropriate for a particular executive.  The Compensation Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others with regard to any individual executive officer.

Role of Executives. Mr. Cera, as Chief Executive Officer of Baylake, annually reviews the performance of each executive officer excluding himself with respect to their specific performance goals established for the year. Mr. Cera also reviews each executive’s performance in relation to the overall performance of Baylake and Baylake Bank for the year. Based upon these reviews, Mr. Cera makes recommendations to the Compensation Committee with respect to the compensation of each executive other than himself. The Compensation Committee considers Mr. Cera’s recommendations but uses its own discretion in making final compensation recommendations with respect to the NEOs, which may differ from the recommendations of Mr. Cera. The Human Resource Department also provides support to the Compensation Committee, including the collection of compensation data and plans, administrative duties and other special projects as needed.

Use of Consultants.  During the first quarter of 2012, the Compensation Committee engaged the services of McLagan, a subsidiary of Aon Hewitt, to assist in proxy preparation, analyzing Baylake’s executive compensation program, and reviewing the annual and long-term management incentive plans. In 2013, Baylake considered the independence of McLagan in light of new SEC rules. The Compensation Committee requested and received a report from McLagan addressing McLagan's and the senior advisors involved in the engagement's independence, including the following factors: (1) other services provided to Baylake by McLagan; (2) fees paid by Baylake as a percentage of McLagan's total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any company stock owned by the senior advisors; and (6) any business or personal relationships between Baylake’s executive officers and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan's senior advisors involved in the engagements did not raise any conflict of interest.

Peer Group & Benchmarking.  Market benchmarking is one of the tools that the Compensation Committee uses to assess the competitiveness of Baylake’s executive compensation programs. While benchmarking is an important tool in the compensation decision-making process, it is only one of the factors considered in establishing compensation amounts and overall program design. In 2012, McLagan reviewed Baylake’s executive compensation program for the purpose of comparing its compensation levels and pay practices to those of a peer group of similar financial services organizations, with whom it may compete for executive talent. Peers were selected based on the following criteria as of March 31, 2012:

•

Assets between $600 million and $2.1 billion

•

Located in Minnesota, Iowa, Wisconsin, Illinois, Indiana, Michigan, or Ohio

•

Positive Return on Average Equity

•

Non-Performing Assets/Total Assets less than 7%

•

Consumer loans less than 45% of total loan portfolio

The following peers were selected based on the criteria shown above:

				Total Assets
				3/31/12
	Company Name	Ticker	State	($000)
1	QCR Holdings Inc.	QCRH	IL	1,992,998
2	Peoples Bancorp Inc.	PEBO	OH	1,805,923
3	MidWestOne Financial Grp Inc.	MOFG	IA	1,725,844
4	First Mid-Illinois Bancshares	FMBH	IL	1,534,423
5	Firstbank Corp.	FBMI	MI	1,533,551
6	Mercantile Bank Corp.	MBWM	MI	1,401,596
7	Isabella Bank Corporation	ISBA	MI	1,369,220
8	West Bancorp.	WTBA	IA	1,321,204
9	Tri City Bankshares Corp.	TRCY	WI	1,205,126
10	First Business Finl. Svcs. Inc	FBIZ	WI	1,162,045
11	First Citizens Banc Corp	FCZA	OH	1,133,434
12	Ames National Corp.	ATLO	IA	1,094,656
13	Farmers & Merchants Bancorp	FMAO	OH	944,783
14	United Bancorp Inc.	UBMI	MI	914,450
15	LCNB Corp.	LCNB	OH	791,905
16	Community Bank Shares of IN	CBIN	IN	790,902
17	Rurban Financial Corp.	RBNF	OH	644,976
18	PSB Holdings Inc.	PSBQ	WI	606,788
	Average			1,220,768
	25th Percentile			922,033
	50th Percentile			1,183,586
	75th Percentile			1,500,562
	Baylake Corp.	BYLK	WI	1,067,705
	Percent Rank			34%

In addition to data from peer institutions, Baylake used compensation data from proprietary industry surveys, including the McLagan and American Bankers Association surveys, to assess compensation for its CEO and NEOs.

Elements of Executive Compensation

The three primary components of executive compensation currently employed by Baylake are base salary, annual incentive compensation paid in cash, and long-term incentives using stock options and restricted stock units.  These, along with the other components of executive compensation (benefits and perquisites) are described below.

	Elements	Description
Short-Term Compensation	Base Salary	• Fixed annual amount • Provides a level of income security • Used to determine pay-based benefits and establish incentive awards
	Annual Cash Incentive	• Annual cash award based on achievement of performance objectives
Long-Term Compensation	Stock Options and Restricted Stock Units	• Equity grants that vest over a period of several years • Links a portion of executive pay to stock performance • Effective retention tool • Encourages long-term focus

Base Salary. The Compensation Committee believes that base salary for NEOs should be targeted in the range of the market median (50th percentile) to the 60th percentile based on peer group and industry survey data.  Base salaries are reviewed annually and adjusted from time to time, based on the Compensation Committee’s review of market data; an assessment of company, business unit, and individual performance; experience; internal pay equity; and, except in the case of his own salary, the recommendations of Baylake’s CEO.  In 2012, Mr. Cera received a 2.7% salary increase, Ms. Rosengarten a 2.9% salary increase, and Mr. LaLuzerne a 24.2% salary increase.  These increases were determined based on individual performance and comparison to peers.  In the case of Mr. LaLuzerne, McLagan’s executive compensation review revealed his base salary to be below the 25th percentile of Chief Financial Officers at Baylake’s peer institutions.  His base salary was increased to $160,000 effective April 1st and $185,000 effective October 1st to bring his salary closer to the market median.  The table below summarizes these base salary increases for each NEO:

Executive Name	Title	2011 Salary	2012 Salary
Robert J. Cera	President & CEO	$292,000	$300,000
Teresa A. Rosengarten	Secretary & Executive Vice President	$175,000	$180,000
Kevin L. LaLuzerne	Chief Financial Officer	$149,000	$185,000

Annual Incentive Compensation.  Baylake attempts to balance the security provided by base salary with the “at-risk” feature of annual incentive compensation in its efforts to attract and retain top quality executive management and provide proper incentive to enhance the value of Baylake common stock for its shareholders. The purpose of the Management Incentive Plan (“MIP”) is to incent and reward the Baylake Bank management team for performance that meets the goals of Baylake’s operating plan and budget.  Baylake Bank adopted a new MIP in 2010 based on overall bank goals linked to the long-term viability of the organization, and individual or department goals that are linked to each officer’s functional responsibility.  In addition, the plan included performance qualifiers that must be met before any payments are made to each executive officer.  These qualifiers consisted of a minimum level of net income, satisfactory regulatory reviews, and satisfactory performance reviews for each of the participants.

The 2012 MIP used corporate, business unit, and subjective factors to determine the incentive payout level for each NEO, with performance goals weighted for the CEO and CFO so that company performance represented 80% of the target awards and business unit and individual performance represented 20% of the target awards. Performance goals for Ms. Rosengarten were equally weighted between corporate and business unit goals.  However, no payout is calculated based on business unit or individual performance for the NEOs unless corporate performance reaches at least the full threshold net income objective (“Net Income Threshold”).  In addition, while the 2012 MIP utilized structured goals and weightings, final incentive awards are determined by the Compensation Committee. The Compensation Committee maintains the authority to adjust or eliminate awards as necessary based on their evaluation of Baylake and individual performance as a whole.

As shown in the table below, the 2012 MIP included a minimum performance level that allowed for a portion (25%) of Net Income Threshold bonuses to be paid if Baylake Bank generated a minimum level of net income and met its risk management goal but did not achieve the full Net Income Threshold. For each of the NEOs, 75% of the corporate performance portion of the award was predicated on Baylake’s net income in 2012, while the remaining 25% of the corporate performance portion was based on the level of Baylake’s non-performing assets. No awards would have been granted if Baylake’s 2012 net income fell below $4.4 million, and no awards would have been granted if Baylake failed to maintain a satisfactory risk rating as determined by the Board of Directors.

2012 Corporate Performance Goals

	Threshold @ 25%	Threshold @ 100%	Target	Maximum	2012 Performance Result
Net Income	$4.4 million	$5.7 million	$6.4 million	$7.125 million	$7.6 million
Non-Performing Assets	NA	$25.0 million	$20.0 million	$10.0 million	$24.9 million

In 2012, Baylake’s corporate net income exceeded the “Maximum” performance level under the 2012 MIP, while its level of NPAs was slightly better than its non-performing asset threshold at 100% performance (“NPA Threshold”).  However, the Compensation Committee exercised its discretion to reduce payouts from the amounts calculated via formula from the results shown above in recognition of a one-time reversal of a deferred tax assets valuation allowance that artificially increased Baylake’s net income for 2012.  The cash incentive opportunities available to Baylake’s NEOs in 2012, as well as the actual incentive awards paid, are expressed in the table below as a percentage of each NEO’s 2012 base salary.  Note that for Mr. LaLuzerne, his incentive amounts are calculated based on a pro-rated base salary level between his April 1st and October 1st salary rates.

2012 NEO Incentive Payout Opportunity Levels as a Percentage of Base Salary

	Threshold @ 25%	Threshold @ 100%	Target	Maximum	Actual Payout as % of Salary
Robert J. Cera	6.25%	25%	37.5%	50%	40%
Teresa A. Rosengarten	5%	20%	30%	40%	28%
Kevin L. LaLuzerne	5%	20%	30%	40%	28%

Long-term Incentive Compensation.  In 1993, the Board of Directors and shareholders approved Baylake’s 1993 Stock Option Plan (the “Option Plan”), which had a ten-year life and expired in April 2003.  As of December 31, 2012, options granted in prior years for 24,580 shares remained outstanding, all of which were vested.  On February 4, 2013, options for 9,000 shares expired, reducing the total to 15,580 shares issuable upon exercise of vested options as of that date.

In 2010, Baylake obtained approval from its shareholders for the 2010 Equity Incentive Plan (the “Equity Plan”).  Under the Equity Plan, Baylake has the ability to grant up to 750,000 shares of its common stock in the form of stock options, restricted stock, restricted stock units, and stock appreciation rights.  Within this plan, 750,000 shares can be granted as incentive stock options and only 375,000 of the 750,000 shares can be granted in the form of restricted stock, or restricted stock units.  The number of shares granted to officers or directors is determined by the Compensation Committee on an annual basis based on performance and market research to ensure a reasonable and competitive total compensation package.  The Equity Plan also uses vesting provisions that will require the officer to remain employed by Baylake Bank for a defined period of time or risk losing all or a portion of each equity grant.  Refer to Note 18 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2012 for information regarding stock options and restricted stock unit grants to date under the Equity Plan.

On April 1, 2012, the Board granted an equal combination of restricted stock units and stock options to the three NEOs. The awards had a grant date value of 65% of 2012 base salary for Mr. Cera, 40% of 2012 base salary for Ms. Rosengarten, and 43% of the 2012 base salary in effect at the time for Mr. LaLuzerne.  The 2012 equity grants were identical to the 2011 equity grants in terms of the number of restricted stock units and stock options granted to each NEO. However, the 2012 grants had a higher grant date fair value due in part to the increase in Baylake’s stock price. Awards vest in equal installments on each of the first five anniversaries of the grant date, a schedule that the Compensation Committee believes is an appropriate and effective retention tool for Baylake’s key employees. The number of restricted stock units and stock options granted was determined based on the Compensation Committee’s subjective assessment of Baylake’s achievement of strategic goals over the past few years, as well as the contribution of each of Baylake’s NEOs to that achievement.

The table below details the equity grants made to NEOs in 2012:

Executive Name	Number of Shares Underlying Stock Unit Awards	Number of Shares Underlying Stock Options	Total Grant Date Fair Value
Robert J. Cera	22,296	22,296	$194,198
Teresa A. Rosengarten	9,488	9,488	$82,640
Kevin L. LaLuzerne	8,539	8,539	$74,375

On March 19, 2013, the Board granted equity awards to Baylake’s NEOs in recognition of its strong performance in 2012, its NEOs’ contributions to 2012 corporate performance, and the need to provide a retention incentive for key executives.  The table below details the equity grants made to NEOs in 2013:

Executive Name	Number of Shares Underlying Stock Unit Awards	Number of Shares Underlying Stock Options	Total Grant Date Fair Value
Robert J. Cera	10,658	13,081	$135,000
Teresa A. Rosengarten	4,263	5,233	$54,000
Kevin L. LaLuzerne	3,938	4,833	$49,875

Supplemental Executive Retirement Plan (“SERP”).  In 2005, Baylake Bank implemented a SERP for its top executive officers.  The SERP was structured so both the individual and Baylake Bank can make contributions to the plan on an annual basis.  Baylake Bank has not made any contributions to the plan since 2007, although some participants have made contributions since 2007.  In 2010, Baylake Bank decided to replace the SERP with a similar non-qualified deferred compensation plan that was designed by Charles Schwab.  The plan design for the new non-qualified deferred compensation plan is similar to the previous SERP in that both Baylake Bank and the participant can make contributions to the plan.  In 2012, Baylake Bank did not make any contributions to the new non-qualified deferred compensation plan.

Other Benefits and Perquisites.  Executive officers are eligible for all of the benefits made available to full-time employees of Baylake Bank (such as the 401(k) plan, employee stock purchase plan, health insurance, group term life insurance and disability insurance) on the same basis as other full-time employees and are subject to the same sick leave and other employee policies.

Baylake provides its executive officers with certain additional benefits and perquisites, which it believes are appropriate in order to attract and retain the proper quality of talent for these positions and to recognize that similar executive benefits and perquisites are commonly offered by comparable financial institutions.  While no formal perquisite program is currently in place, Baylake generally provides the following benefits and perquisites to its executive officers:

•

In 2012, Baylake paid or reimbursed 50% of club dues for certain executive officers, including Mr. Cera and Ms. Rosengarten;

•

In 2012, Baylake provided a company automobile to Mr. Cera;

•

In 2012, Baylake provided a tax reimbursement to Mr. Cera for personal use of a company automobile;

•

All of Baylake’s executive officers received one week of vacation in addition to the maximum allotment for other officers and employees;

The cost to Baylake of certain of these perquisites is included in the table appearing on page 22 under “Details of Amounts Included in ‘All Other Compensation’ Column of Summary Compensation Table.”

Baylake believes that benefits and perquisites provided to its executive officers in 2012 represented a reasonable percentage of each executive’s total compensation package and was not inconsistent, in the aggregate, with perquisites provided to executive officers of comparable competing financial institutions.

Employment Agreements and Post-Termination Payments

In 2008, Baylake entered into employment agreements with Mr. Cera and Ms. Rosengarten and Change of Control Agreements with Mr. Cera, Ms. Rosengarten and Mr. LaLuzerne that provide for severance benefits under certain circumstances following termination of their individual employment (see “Other Agreements With Named Executive Officers” on page 25).  Baylake believes that the severance payments called for by the agreements are appropriate because the officers are bound by confidentiality, nonsolicitation and non-compete provisions.  This provides Baylake with more flexibility to make changes in those positions if such changes are in the best interest of Baylake and its shareholders.  In December 2010, Baylake made amendments to the employment agreements to comply with the requirements of Section 409A of the Internal Revenue Code.

Incentive Compensation Risk Assessment

The Compensation Committee has reviewed Baylake’s compensation policies and practices and believes that they do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Baylake. Several features of Baylake’s compensation programs reflect sound risk-management practices. Specifically, Baylake allocates compensation among salary and short and long-term compensation opportunities in such a way as to encourage its employees to make decisions that are in the best long-term interest of Baylake. Further, payments under Baylake’s various cash incentive plans measure performance across a variety of corporate, department, and individual factors and contain appropriate hurdles that must be met before incentives are paid. Finally, the Compensation Committee believes that the compensation programs are subject to appropriate oversight by the Board of Directors and management and compatible with Baylake’s internal control functions.

Adjustment or Recovery of Awards

In 2012, Baylake did not adopt a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results.  However, Section 304 of the Sarbanes-Oxley Act of 2002 provides some ability to recover incentive awards in certain circumstances.  If Baylake is required to make an accounting restatement due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer then must reimburse Baylake for (i) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of Baylake during those 12 months.  In the future, Baylake may consider adopting a formal “clawback” policy requiring officers to pay back any form of incentive compensation if paid in error.

Impact of Accounting and Tax Treatments

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits publicly held companies, such as Baylake, from deducting compensation to any one executive officer in excess of $1.0 million during the tax year, unless it is performance-based within the meaning of the statute.  The Board of Directors does not believe that it is likely that any individual’s compensation will exceed $1.0 million in any year, except as a result of the exercise of stock options.  It is likely that none of the compensation of the NEOs, including gains from the exercise of stock options, will qualify as performance-based compensation within the meaning of Section 162(m) of the Code.  Therefore, taxable income in excess of $1.0 million for any person considered a NEO on the last day of the taxable year will not be deductible for federal income tax purposes by Baylake.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows cash and non-cash compensation for the years ended December 31 of 2011 and 2012 for the person serving as Baylake’s “principal executive officer” during 2012 and for the next two most highly-compensated executive officers who were serving in such capacity at December 31, 2012.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) (S)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation	All Other Compensation(3) ($)	Total ($)

Robert J. Cera, President and Chief Executive Officer	2012 2011	$298,154 $290,385	$138,235 $92,528	$55,963 $68,672	$120,000 $85,000	$18,856 $18,077	$631,208 $554,662

Teresa A. Rosengarten, Secretary and Executive Vice President	2012 2011	$178,846 $173,846	$58,826 $39,375	$23,815 $29,223	$49,950 $43,750	$8,741 $8,624	$320,178 $294,818

Kevin L. LaLuzerne, Chief Financial Officer	2012 2011	$164,272 $147,925	$52,942 $35,437	$21,433 $26,300	$46,550 $32,780	$5,121 $4,732	$290,318 $247,174

(1)

For a discussion of the relationship between salary and bonus, please see “Compensation Discussion and Analysis – Base Salary” and “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(2)

Amounts in these columns reflect the aggregate grant date fair value of restricted stock unit and stock option awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718.  Refer to Note 18 under Part II, Item 8, “Financial Statements and Supplementary Data” of Baylake’s Form 10-K for the year ended December 31, 2012 for the relevant assumptions used to determine the valuation of equity awards.

(3)

A detailed breakdown of “All Other Compensation” is provided below.

Details of Amounts Included in “All Other Compensation” Column of Summary Compensation Table

The table below provides the details of amounts included in the “All Other Compensation” column of the Summary Compensation Table for each NEO:

	Mr. Cera	Ms. Rosengarten	Mr. LaLuzerne
Baylake Contribution to Officers’ 401(k) Plan Accounts	$7,500	$5,365	$4,931
10% Employer Match to Stock Purchase Plan	203	68	190
Club Dues	4,402	3,308	-
Personal use of company automobile	3,811	-	-
Tax reimbursements (1)	2,670	-	-
Totals	$18,586	$8,741	$5,121

(1)

Reimbursement of income taxes payable on personal use of company automobile for Mr. Cera.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards to the named executive officers during fiscal 2012:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold @ 25%(2)	Threshold @ 100%	Target	Maximum
		$	$	$	$	#	#	$	$
Robert J. Cera	4/1/12	18,750	75,000	112,500	150,000	22,296	22,296	6.20	194,198
Teresa A. Rosengarten	4/1/12	9,000	36,000	54,000	72,000	9,488	9,488	6.20	82,641
Kevin L. LaLuzerne	4/1/12	8,313	33,250	49,875	66,500	8,539	8,539	6.20	74,375

(1)

See page 17 for a detailed discussion of the 2012 Management Incentive Plan.

(2)

Executives were eligible to receive up to 25% of their full Net Income Threshold incentive upon attainment of a minimum level of net income and satisfactory risk management results.

(3)

Stock options and restricted stock units granted pursuant to the Equity Plan vest over five years at a rate of 20% per year, commencing one year from the date of grant.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date	# of Unvested Shares or Units(1)	Market Value of Shares or Units Not Vested(2)
Robert J. Cera	4,460	17,836	$4.15	3/15/2021	17,836	$135,554
	-	22,296	$6.20	4/01/2022	22,296	$169,450
Teresa A. Rosengarten	1,898	7,590	$4.15	3/15/2021	7,590	$57,684
	-	9,488	$6.20	4/01/2022	9,488	$72,109
Kevin L. LaLuzerne	1,708	6,831	$4.15	3/15/2021	6,831	$51,916
	-	8,539	$6.20	4/01/2022	8,539	$64,896

(1)

Stock options and restricted stock units granted pursuant to the Equity Plan vest over five years at a rate of 20% per year, commencing one year from the date of grant.

(2)

Market value based on the closing price of Baylake common stock of $7.60 on December 31, 2012.

2012 Option Exercises and Stock Vested

The following table sets forth information about stock options exercised and stock awards vested during the year ended December 31, 2012 for each NEO.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Robert J. Cera	-	-	4,460	28,098
Teresa A. Rosengarten	-	-	1,898	11,957
Kevin L. LaLuzerne	-	-	1,708	10,760

(1)

Represents the value realized upon vesting of restricted stock units based on the market value of the awards on the vesting date.

Pension Benefits

Baylake does not maintain any pension benefit plans for its officers or directors that would otherwise be subject to disclosure in these proxy materials.

Nonqualified Deferred Compensation in 2012

Effective March 1, 2005, Baylake Bank adopted the SERP, which was intended to reward certain management and highly compensated employees of Baylake Bank who have contributed and are expected to continue to contribute to Baylake Bank’s success by providing for deferred compensation in addition to that available under Baylake Bank’s other retirement programs.  Participants in the SERP were chosen by Baylake Bank’s Executive Committee.  The nine participants in the SERP include Ms. Rosengarten; however neither Mr. Cera nor Mr. LaLuzerne is a participant in the SERP.

Both the participant and Baylake Bank may make contributions to the SERP.

Each participant has a Deferral Account which consists of voluntary participant deferrals of up to 100% of salary (but reduced to satisfy employee tax obligations or elections made as part of Baylake Bank’s other benefit plans) and up to 100% of bonus.  Each participant is fully vested in his or her Deferral Account at all times.  The Board approved the Compensation Committee’s recommendation to not allow participant deferrals in 2012.

Each participant also has a SERP Account which consists of discretionary employer contributions.  In 2012, Baylake Bank did not make any contributions to the SERP.  A participant becomes 100% vested in his or her SERP Account upon completion of ten years of service (measured from when the participant first commenced employment with Baylake Bank or a predecessor entity) and attaining age 55.

Benefits are generally payable under the SERP upon termination of employment, to the extent vested.  Accounts are payable in a lump sum or in installments, as elected by each participant.

Each participant has the right to designate how amounts in the Deferral Account and SERP Account will be deemed to be invested from among a menu of mutual funds.  Baylake purchased life insurance in connection with adopting the SERP, however the participants or their beneficiaries had no rights in such policies, and are unsecured creditors of Baylake Bank in connection with the SERP.  In February 2011, Baylake surrendered the life insurance policies and no replacement policies were purchased.  Instead, a nonqualified deferred compensation trust, commonly known as a Rabbi Trust, was established with Charles Schwab Trust Company serving as trustee.  Assets held in the Rabbi Trust are invested in a parallel manner to the elections that participants make for the deemed investment of their balances in the SERP Account and Deferral Account.

The following table shows the contributions made in 2012 by Baylake and participants, earnings and account balances for Baylake’s 2012 NEOs.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)	12/31/2012 Percent Vested
Robert J. Cera	-	-	-	-	-	-
Teresa A. Rosengarten	-	-	4,264	-	38,163	100
Kevin L. LaLuzerne	-	-	-	-	-	-

Potential Payments Upon Termination of Employment (without Change in Control)

Baylake does not have any formal severance policy in connection with terminations of employment of its executive officers absent a change in control.  However, Mr. Cera’s and Ms. Rosengarten’s employment agreements do provide severance benefits to them in connection with the termination of their employment by Baylake under certain circumstances.  See “Other Agreements With Named Executive Officers” below.

Potential Payments Upon Change In Control

Baylake entered into a Change in Control Severance Agreement (“CIC Agreement”) with each executive officer in April 2008 and amended them in 2010, as approved by the Compensation Committee.  Under the terms of the CIC Agreements:

•

Under certain termination events within twelve months following a change in control, each of Baylake’s NEOs is entitled to severance in the form of a lump-sum payment in cash equal to a multiple of an amount equal to the sum of: (i) his or her salary at the time of the change in control or termination of employment; (ii) the greater of (a) the executive’s target bonus in the year the change in control occurs, (b) the executive’s target bonus in the year in which termination of employment occurs, or (c) the annual incentive bonus the executive received which was attributable to the year prior to the year in which termination of employment occurs; and (iii) the amount contributed by Baylake to the executive’s 401(k) account in the year prior to the year in which termination of employment occurs. The severance multiple is 2.0X this sum for Mr. Cera, 1.5X for Ms. Rosengarten, and 1.0X for Mr. LaLuzerne. In addition, Baylake will continue to provide the executive with health and dental insurance for a period of 12 months following his or her termination of employment. Such payments and benefits are triggered if the executive’s employment is terminated following a “Change of Control” either by Baylake or its successor without “Cause” or by the executive for “Good Reason” (each as defined in the CIC Agreement). If a change in control had occurred at December 31, 2012, the NEOs would have been eligible to receive the following payments in the case of qualifying termination under the CIC Agreements: Mr. Cera - $839,700; Ms. Rosengarten - $358,823; and Mr. LaLuzerne - $239,313.

•

The amount of the severance payment is subject to customary “cutback” provisions designed to avoid the imposition of parachute tax under the Code.

•

The executive is bound by confidentiality provisions that would generally prohibit him or her from disclosing or using for his or her personal benefit any “Confidential Information” (as defined in the CIC Agreement) obtained by him or her during the course of his or her employment and for a two-year period after termination.

Other Agreements With Named Executive Officers

2008 Employment Agreement with Mr. Cera.  In April 2008, Baylake and Mr. Cera entered into an employment agreement (in this discussion, the “2008 Cera Agreement”) that replaced the employment agreement between Mr. Cera and Baylake dated August 2006.  The 2008 Cera Agreement is similar to the August 2006 employment agreement in many respects.  The 2008 Cera Agreement contemplates an “at will” employment relationship and does not have a stated term; rather, under the 2008 Cera Agreement, Mr. Cera’s employment can be terminated by Baylake or Mr. Cera at any time and for any reason.  In December 2010, the 2008 Cera Agreement was amended to comply with the requirements of Section 409A of the Internal Revenue Code.

Compensation and Benefits. The 2008 Cera Agreement established Mr. Cera’s 2008 annual base salary of $285,000 subject to annual increase (but not decrease) based on a performance review by the Board of Directors.  He is also eligible to earn an annual (calendar year) performance-based bonus in an amount to be determined by the Board of Directors in its sole discretion for each full calendar year during which he is employed.  Effective April 1, 2009, Mr. Cera consented to a 2% reduction in his base salary.  On January 28, 2010 the Board of Directors approved the Compensation Committee’s recommendation to reinstate the 2% to Mr. Cera’s base salary retroactive to January 1, 2010.  The 2008 Cera Agreement provides that Mr. Cera is eligible to participate in Baylake Bank’s welfare benefit plans generally applicable to all employees, is entitled to reimbursement of business expenses, and vacation and other benefits in accordance with company policy for executive officers.  Further, Baylake is required to provide Mr. Cera with life insurance equal to three times his base salary (subject to a $500,000 maximum).  Other elements of compensation under the 2008 Cera Agreement include use of a company automobile, tax reimbursement for certain benefits that may be taxable to Mr. Cera, and reimbursement of country club dues.

Severance Benefits.  The 2008 Cera Agreement provides for severance benefits provided that Mr. Cera signs and does not revoke a mutual release of claims between himself and Baylake.  If Mr. Cera’s employment is terminated by Baylake (other than for “Cause” as defined in the 2008 Cera Agreement) or is terminated by Mr. Cera for “Good Reason” (as defined in the 2008 Cera Agreement), Mr. Cera is entitled to a severance payment equal to one year’s base salary plus the annual bonus he would have received for the year of termination had his employment not been terminated, and Baylake would also subsidize his health insurance premiums for that one-year period.  However, if Mr. Cera’s employment is terminated by Baylake for “Cause” or if he terminates his employment voluntarily other than for “Good Reason,” he would not be entitled to any severance payments.  If Mr. Cera’s employment is terminated due to his death or disability, he or his beneficiary would receive salary continuation payments and a health insurance premium subsidy for one year after termination and, in addition, the vesting of certain other benefits could be accelerated.

Confidentiality.  The 2008 Cera Agreement contains confidentiality provisions that are typical in agreements of this kind, which generally prohibit him from disclosing or using for his personal benefit any “Confidential Information” (as defined in the 2008 Cera Agreement) obtained by him during the course of his employment and for a two-year period after termination.

Non-Compete. Under the non-compete provisions of the 2008 Cera Agreement, Mr. Cera has agreed that during the term of his employment and for one year following termination of his employment for whatever reason (i) he will not provide services similar to the services he provides to Baylake Bank to any “Competitor” (defined, generally, as any financial institution located within 30 miles of any Baylake Bank office); (ii) he will not solicit the business of certain “Restricted Customers” of Baylake Bank (defined, generally, as customers with which Mr. Cera had contact or about which he obtained confidential information during the two-year period prior to termination); or (iii) he will not solicit for employment any employee of Baylake or Baylake Bank or encourage any such employee to terminate his or her employment.  Mr. Cera would be denied any of the severance benefits due him under the 2008 Cera Agreement as a consequence of any breach by him of the confidentiality and non-compete provisions thereof.

Employment Agreement with Ms. Rosengarten. In April 2008, Baylake and Ms. Rosengarten entered into an employment agreement (in this discussion, the “Rosengarten Agreement”).  The Rosengarten Agreement contemplates an “at will” employment relationship and does not have a stated term; rather, under the Rosengarten Agreement, Ms. Rosengarten’s employment can be terminated by Baylake or Ms. Rosengarten at any time and for any reason.  In December 2010, the Rosengarten Agreement was amended to comply with the requirements of Section 409A of the Internal Revenue Code.

Compensation and Benefits.  The Rosengarten Agreement established Ms. Rosengarten’s 2008 annual base salary of $170,000 subject to annual increase (but not decrease) based on a review by the Compensation Committee and the CEO.  She is also eligible to earn an annual (calendar year) performance-based bonus in an amount to be determined by the Board of Directors in its sole discretion for each full calendar year during which she is employed.  Effective April 1, 2009, Ms. Rosengarten consented to a 2% reduction in her base salary.  On January 28, 2010 the Board of Directors approved the Compensation Committee’s recommendation to reinstate the 2% to Ms. Rosengarten’s base salary retroactive to January 1, 2010.  The Rosengarten Agreement provides that Ms. Rosengarten is eligible to participate in Baylake Bank’s welfare benefit plans generally applicable to all employees, is entitled to reimbursement of business expenses and vacation and other benefits in accordance with company policy for executive officers.  Further, Baylake is required to provide Ms. Rosengarten with life insurance equal to three times her base salary (subject to a $500,000 maximum).  Other elements of compensation under the Rosengarten Agreement include reimbursement of country club dues.

Severance Benefits.  The Rosengarten Agreement provides for severance benefits provided that Ms. Rosengarten signs and does not revoke a mutual release of claims between herself and Baylake.  If Ms. Rosengarten’s employment is terminated by Baylake (other than for “Cause” as defined in the Rosengarten Agreement) or is terminated by Ms. Rosengarten for “Good Reason” (as defined in the Rosengarten Agreement), Ms. Rosengarten is entitled to a severance payment equal to one year’s base salary plus the annual bonus she would have received for the year of termination had her employment not been terminated, and Baylake would also subsidize her health insurance premiums for the one-year period.  However, if Ms. Rosengarten’s employment is terminated by Baylake for “Cause” or if she terminates her employment voluntarily other than for “Good Reason,” she would not be entitled to any severance payments.  If Ms. Rosengarten’s employment is terminated due to her disability, she would receive salary continuation payments and a health insurance premium subsidy for one year after termination and, in addition, the vesting of certain other benefits could be accelerated.  In the event of Ms. Rosengarten’s employment terminating due to her death, her beneficiary would receive a health insurance premium subsidy for one year after termination.

Confidentiality. The Agreement contains confidentiality provisions that are typical in agreements of this kind, which generally prohibit her from disclosing or using for her personal benefit any “Confidential Information” (as defined in the Rosengarten Agreement) obtained by her during the course of her employment and for a two-year period after termination.

Non-Compete. Under the non-compete provisions of the Rosengarten Agreement, Ms. Rosengarten has agreed that during the term of her employment and for one year following termination of her employment for whatever reason (i) she will not provide services similar to the services she provides to Baylake Bank to any “Competitor” (defined, generally, as any financial institution located within 30 miles of any Baylake Bank office); (ii) she will not solicit the business of certain “Restricted Customers” of Baylake Bank (defined, generally, as customers with which Ms. Rosengarten had contact or about which she obtained confidential information during the two-year period prior to termination); or (iii) she will not solicit for employment any employee of Baylake or Baylake Bank or encourage any such employee to terminate his or her employment. Ms. Rosengarten would be denied any of the severance benefits due her under the Rosengarten Agreement as a consequence of any breach by her of the confidentiality and non-compete provisions thereof.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The compensation of NEOs is described above under “Executive Compensation.”  Shareholders are urged to read the “Executive Compensation” section of this proxy statement, which discusses Baylake’s compensation policies and procedures with respect to its NEOs.

In accordance with recently adopted changes to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders are being asked at the 2013 annual meeting to provide their support with respect to the compensation of Baylake’s NEOs by voting on the following advisory (non-binding) resolution:

“RESOLVED, that the shareholders of Baylake Corp. approve, on an advisory basis, the compensation of Baylake’s named executive officers as described in the “Executive Compensation section of the proxy statement for the 2013 annual meeting of shareholders.”

This advisory vote, commonly known as a “say-on-pay” advisory vote, gives shareholders the opportunity to endorse or not endorse Baylake’s executive pay program.  Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue with Baylake’s shareholders on executive compensation and other important governance topics and encourages all shareholders to vote their shares on this matter.  The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the executive compensation program.

The Board of Directors recommends a vote FOR the approval of the advisory (non-binding)
resolution.

PROPOSAL 3

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF VOTING ON EXECUTIVE
COMPENSATION

In accordance with Section 14A of the Exchange Act, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution at the 2013 annual meeting of shareholders to approve the compensation of executive officers (the “say-on-pay” advisory vote in “Proposal 2 – Advisory (Non-Binding) Vote on Executive Compensation” above) this year and will do so at least once every three years thereafter.  Pursuant to Section 14A of the Exchange Act, at the 2013 annual meeting of shareholders, Baylake is also asking shareholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years.

•

After careful consideration, the Board of Directors recommends that future shareholder “say-on-pay” advisory votes on executive compensation be conducted every year.  The Board of Directors believes that a “say-on-pay” vote once every year is most appropriate for Baylake because executive compensation is evaluated, adjusted and approved on an annual basis by the Board of Directors upon a recommendation from the Personnel and Compensation Committee and the Personnel and Compensation Committee believes that investor sentiment should be a factor that it takes into consideration in making its annual recommendation.

Although the Board of Directors recommends a “say-on-pay” vote once every year, shareholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years or abstain.  Shareholders are not voting to approve or disapprove the Board of Directors’ recommendation.

The Board of Directors recommends a vote “FOR” the approval of the one-year frequency option

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

Baylake’s independent registered public accounting firm for the fiscal year ended December 31, 2012 was Baker Tilly Virchow Krause, LLP (“Baker Tilly”).  Baylake’s Audit Committee has selected Baker Tilly as its independent registered public accounting firm for the fiscal year ending December 31, 2013.  Although Baylake’s shareholders are not required to vote on the appointment of Baylake’s independent registered public accounting firm, it is presenting this selection to the shareholders for ratification.  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the Board of Directors’ appointment of Baker Tilly as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2013.  Even if the appointment of Baker Tilly is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Baker Tilly and to engage another firm if the Audit Committee determines such action is necessary or desirable.  If the appointment of Baker Tilly is not ratified, the Audit Committee will reconsider the appointment (but may decide to maintain the appointment).  Baylake has been advised by Baker Tilly that they are independent certified public accountants with respect to Baylake within the meaning of the Exchange Act and the rules and regulations promulgated thereunder.

Representatives of Baker Tilly are expected to attend the 2013 Annual Meeting.  They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

The Board of Directors recommends a vote FOR the ratification of Baker Tilly as Baylake’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

For services rendered in 2012 and 2011 by Baker Tilly, the following fees were billed for the audit of Baylake’s annual consolidated financial statements for the years ended December 31, 2012 and 2011, respectively and for other services:

Fees	2012	2011
Audit Fees(1)	$328,800	$309,100
Audit-related Fees(2)	22,399	15,792
Tax Fees(3)	69,360	62,105
All Other Fees(4)	-	10,000
Total	$420,559	$396,997

(1)

The Audit Fees consist of fees billed for professional services rendered for the audit of Baylake’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Baker Tilly in connection with statutory and regulatory filings or engagements.

(2)

The Audit-related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Baylake’s consolidated financial statements and are not reported under “Audit Fees.”

(3)

Tax Fees consist of fees for professional services rendered for federal and state tax compliance, assistance with the IRS audit, tax advice and tax planning.

(4)

All other fees consist of fees related to the issuance of form S-8 related to the Equity Incentive Plan.

The Audit Committee approves all engagements of independent auditors in advance, including approval of related fees and an annual budget for projects and fees. Items that are not covered under the budget or fees that exceed the budget require approval by the Audit Committee prior to payment.

AUDIT AND RISK COMMITTEE REPORT

The Board of Directors evaluates the requirements for audit activities by independent auditors on a regular basis. The Audit and Risk Committee (the “Audit Committee”), which reviews Baylake’s financial reporting process on behalf of the Board of Directors, consists solely of qualified independent directors as described under NASDAQ Rule 4200.  Under SEC rules, the Board of Directors is required to review the qualifications of the members of the Audit Committee to determine if any members are “audit committee financial experts.” The Board of Directors named William Parsons as an “audit committee financial expert” on November 16, 2004. The Board of Directors believes Mr. Parsons qualified as an “audit committee financial expert” based on his professional training as a certified public accountant, years of involvement with financial reporting and long experience on the Board of Directors. On March 20, 2012, The Board of Directors also named Thomas Herlache as an “audit committee financial expert”.  The Board of Directors believes Mr. Herlache qualified as an “audit committee financial expert” based on his years of banking experience, involvement with financial reporting oversight and long experience on the Board of Directors. On January 15, 2013, The Board of Directors also named Dean J. Nolden as an “audit committee financial expert.”  The Board of Directors believes Mr. Nolden qualified as an “audit committee financial expert” based on his professional training as a certified public accountant and his years of involvement with financial reporting as both a public accountant, and as the controller and as vice president finance & treasurer of a public company.  The Committee’s functions and responsibilities are described in a written charter.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In this context, and in accordance with its charter, the Audit Committee has reviewed and discussed Baylake’s audited financial statements for fiscal 2012 with management of Baylake. During these discussions, management represented to the Audit Committee that Baylake’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. In addition, the Audit Committee has discussed with Baker Tilly Virchow Krause, LLP, Baylake’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also has received the written disclosures from Baker Tilly required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountants communications with the audit committee concerning independence, and has discussed with Baker Tilly the firm’s independence from Baylake and its management. The Audit Committee has, on a continuing basis, considered the possibility of a conflict of interest arising as a result of Baker Tilly performing independent audit services and other non-audit services. The Board of Directors is satisfied that the audit services have been provided in compliance with adequate standards for independence.

Based on its review and discussions with management and the auditors, the Audit Committee has recommended to the Board of Directors, and the Board of Directors subsequently approved the recommendation, that the audited consolidated financial statements of Baylake be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Submitted by the Audit and Risk Committee:

Robert W. Agnew
Richard A. Braun

Terrence R. Fulwiler
Thomas L. Herlache

Dean J. Nolden

Elyse Mollner Stackhouse
William C. Parsons, Chairman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Baylake’s officers and directors to file reports concerning the ownership of Baylake equity securities with the Securities and Exchange Commission and Baylake. Baylake files the required reports on behalf of the officers and directors. Baylake believes that, during the year ended December 31, 2012, all of its directors and executive officers complied with Section 16(a) filing requirements except as follows:  Mr. Agnew failed to file a report on a timely basis related to two open market purchases of shares and Ms. Mollner Stackhouse failed to file one report on a timely basis related to two open market purchases of shares and one report related to another open market purchase of shares.

TRANSACTIONS WITH RELATED PERSONS

Baylake and Baylake Bank may occasionally enter into transactions with certain “related persons.”  Related persons include Baylake’s executive officers, directors, 5% or more beneficial owners of Baylake common stock, immediate family members of those persons and entities in which one of those persons has a direct or indirect material interest. Baylake refers to transactions with such related persons as “related person transactions.” The Board of Directors does not currently have written policies or procedures with respect to related person transactions, however, it has been the practice of Baylake that disinterested members of the Board of Directors approve, in advance, all transactions with related persons.

During the previous ten (10) years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer.  A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment or decree of any court of competent jurisdiction, or any federal or state authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

Baylake Bank has, and expects to continue to have, regular dealings with officers and directors of Baylake as well as their associates. Since January 1, 2012, several such persons have been indebted to Baylake Bank for loans made in the ordinary course of business. Loans to all such persons were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, are current with respect to payments, and do not involve more than the normal risk of collectability or present other unfavorable features.

OTHER MATTERS

Baylake has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2012. Pursuant to the rules of the Securities and Exchange Commission, services that deliver Baylake’s communications to shareholders who hold their shares through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of Baylake’s 2012 Annual Report on Form 10-K and this proxy statement. Upon written or oral request, Baylake will promptly deliver a separate copy of Baylake’s 2012 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify Baylake of their requests to either receive a single copy of each document delivered, if multiple copies are being delivered, or to receive multiple copies of each document, if a single copy is being delivered, by writing or calling Baylake Corp., Attention: Teresa A. Rosengarten, Secretary, 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235, telephone number (920) 743-5551.

Shareholder Proposals

Proposals intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be in writing and must be received by the Secretary of Baylake at 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235 not later than December 24, 2013. To be considered for inclusion in Baylake’s proxy statement and proxy form for an annual meeting, the shareholder proposal must be submitted on a timely basis and the proposal and proponent thereof must meet the requirements established by the Securities and Exchange Commission for shareholder proposals.

In addition, Baylake’s Bylaws provide that nominations for elections to the Board of Directors by persons other than the Board of Directors must be received by the Board in writing together with specified accompanying information at least 14 days, but not more than 70 days, prior to an annual meeting in order to be considered at the meeting. Such proposals will not be included in Baylake’s 2014 annual meeting proxy statement unless they further comply with the requirements set forth in the paragraph above. The 2014 annual meeting is tentatively scheduled for June 2, 2014 and any proposal and related information must be received between March 24, 2014 and May 19, 2014. The purpose of this provision of the Bylaws is to assure adequate notice of and information regarding any such matter as to which shareholder action may be sought. No notices have been received to date relating to the 2013 annual meeting.

By Order of the Board of Directors

Teresa A. Rosengarten

Secretary, Baylake Corp.

REVOCABLE PROXY
BAYLAKE CORP.

ANNUAL MEETING OF
SHAREHOLDERS JUNE 3, 2013
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned appoints Robert J. Cera and/or William C. Parsons as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated below, all  the shares of common stock of Baylake Corp. held of record by the undersigned on March 28, 2013 at the Annual Meeting of
Shareholders to  be held on June 3, 2013 or any adjournment thereof:

	Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐

	Mark here if you plan to attend the meeting.	☐

	Mark here for address change.	☐

IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 3, 2013.	Comments:

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:
www.baylake.com/proxy.htm

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

PROPOSAL 1: ELECTION OF DIRECTORS Nominees for the Board of Directors:	For ☐	With- hold ☐	For All Except ☐	2. To approve the advisory, non-binding proposal with respect to the executive compensation as described in the proxy statement;		For ☐	Against ☐	Abstain ☐

Class III Directors (Terms expire in 2016)

(01)  Roger G. Ferris                          (02)  Thomas L. Herlache
(03)  Louis J. (Rick) Jeanquart         (04)  Dean J. Nolden
(05)  Paul J. Sturm

INSTRUCTION:  To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in  the space provided below.

____________________________________________________________________

				3. To approve the advisory, non-binding proposal with respect to the frequency that shareholders will vote on Baylake’s executive compensation;	One Year ☐	Two Years ☐	Three Years ☐	Abstain ☐
				4. The ratification of Baker Tilly Virchow Krause, LLP as Baylake Corp’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and		For ☐	Against ☐	Abstain ☐
5. Such other business as may properly be brought before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN
THE MANNER DIRECTED ABOVE BY THE UNDERSIGNED
SHAREHOLDER(S).   IF PROPERLY SIGNED, BUT NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES
NAMED IN PROPOSAL NUMBER 1 AND FOR PROPOSAL 2, FOR A ONE YEAR FREQUENCY ON PROPOSAL 3, FOR RATIFICATION OF
THE APPOINTMENT OF BAYLAKE CORP’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013 IN
PROPOSAL 4.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above__________ Co-holder (if any) sign above

Please sign exactly as your name appears on this Proxy.  When shares are held by joint tenants, both should sign.  When signing as attorney, personal representative, administrator, trustee or guardian, please give full title as such.  If a corporation or partnership, please sign in full corporate name, by the President, other authorized officer, or by an authorized person.